CERTIFICATE OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

SUNVALLEY SOLAR, INC.

The undersigned person acting as an officer of Sunvalley Solar, Inc. (the “Company”) under the Nevada Revised Statutes, hereby executes the following Certificate of Amended and Restated Articles of Incorporation of the Company.

The Company hereby amends and restates the entire Articles of Organization of the Company to read as follows:

ARTICLE I

Name of Corporation

The name of the Company is SUNVALLEY SOLAR, INC.

ARTICLE II

Registered Agent for Service of Process

The name of the Company’s Commercial Registered Agent is Clark Agency LLC.  The street address of the Company’s Commercial Registered Agent is 3273 E. Warm Springs Road, Las Vegas, Nevada 89120.

ARTICLE III

Authorized Stock

The Company shall have authority to issue 156,000,000 shares of its capital stock with a par value of $0.001 per share.

Thee authorized shares shall be divided into two classes of capital stock, designated Common Stock and Preferred Stock, consisting of 150,000,000 shares of Common Stock, par value $0.001 per share, and 6,000,000 shares of Preferred Stock, par value $0.001 per share.

Preferred Stock.  The Preferred Stock may be issued in one or more series.  The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix, from time to time before issuance, the number of shares to be included in any series and the designation, relative powers, preferences, rights, qualifications, limitations or restrictions of all shares of such series.  The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

a.

the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

b.

the voting powers, if any, and whether such voting powers are full or limited, and the number of votes per share of Preferred Stock, and whether the Preferred Stock shall vote together with or separate from the Common Stock (except as may otherwise be required by law), in any such series;

c.

the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

d.

whether dividends, if any, shall be cumulative or noncumulative;

e.

the dividend rate, or method of determining the dividend rate, of such series, and the dates and preferences of dividends of such series;

f.

the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

g.

the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation, and the price or prices or the rates of exchange applicable thereto;

h.

the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation;

i.

the provision, if any, of a sinking fund applicable to such series; and

j.

any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").  If required by N.R.S. 78.1955 or other applicable law, the Preferred Stock Designation shall be filed with the Nevada Secretary of State or other appropriate governmental office before the issuance of any shares of any series of Preferred Stock.

Common Stock.  Each holder of Common Stock entitled to vote shall have one vote for each share thereof held. The Common Stock shall be non-assessable and shall not have cumulative voting rights or preemptive rights.  In addition, the Common Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:

a. After the requirements with respect to preferential dividends of Preferred Stock, if any, shall have been met and after this Company shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the Nevada Revised Statutes, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

b.

After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of this Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of this Company, tangible, and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each.

c.

Except as may otherwise be required by law or these Articles of Incorporation, in all matters as to which the vote or consent of stockholders of the Company shall be required or be taken, including, any vote to amend these Articles of Incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters.

d.

Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

e.

No holder of any of the shares or of options, warrants, or other rights to purchase shares of Common Stock or of other securities of the Company shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Company of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Company of any class or series, or carrying any rights to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, whether such holders or others, and on such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

f.

Except as otherwise specifically required by law or as specifically provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, the exclusive voting rights of any shares of the Company shall be vested in the Common Stock of the Company.  Each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders of the Company.

ARTICLE IV

Names and Addresses of the Board of Directors

The names and addresses of the Directors of the Company as of the date of adoption of these Amended and Restated Articles of Incorporation are:

Zhijian (James) Zhang

12161 Salix Way

San Diego, CA 92129

Hangbo (Henry) Yu

3309 S. Gauntlet Drive

West Covina, CA 91792

Robert Dyskant

339 Calver Park

Beaumont, CA 92223

ARTICLE V

Purpose

The purpose of the Company shall be to engage in any lawful activities for which a corporation may be organized under the Nevada Revised Statutes.

ARTICLE VI

Limitation on Liability

Except as otherwise provided in the Nevada Revised Statutes, a director or officer of the Company is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

a.

The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

b.

The breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

c.

Any repeal or modification of this Article VI by the shareholders of the Company shall not adversely affect any right or protection of an officer or director of the Company existing at the time of such repeal or modification.

d.

Without limitation, this Article VI shall be applied and interpreted and shall be deemed to incorporate any provisions of the Nevada Revised Statutes, as the same exist or may hereafter be amended, as well as any applicable interpretation of Nevada law, so that personal liability of directors and officers of the Company to the Company, its shareholders, creditors or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Nevada law.

ARTICLE VII

Indemnification

The Company shall indemnify the directors and officers of the Company to the fullest extent permissible under Nevada law.

ARTICLE VIII

Duration of Existence

     The Company shall have perpetual existence.

ARTICLE IX

Acquisition of Controlling Interest

The provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, are not applicable to the Company.

ARTICLE X

Combinations with Interested Stockholders

The provisions of Nevada Revised Statutes Sections 78.411 to 78.444, inclusive, are not applicable to the Company.

This Certificate of Amended and Restated Articles of Incorporation has been adopted by the Board of Directors and Shareholders of the Company as of July 23, 2015, as required by Nevada Revised Statutes Section 78.403, and the officer signing below swears that the foregoing represents the Certificate of Amended and Restated Articles of Incorporation of the Company and that he is signing as an authorized officer of the Company.

DATED this 23rd day of July, 2015.

/s/ Zhijian (James) Zhang__________

Zhijian (James) Zhang, President

    CORP\1817.1

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